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                                    EXHIBIT 3(i)

                             ARTICLES OF INCORPORATION
                                         OF
                              ZSTAR ENTERPRISES, INC.


I, the person hereinafter named as incorporator, for the purpose of associating to establish a corporation under the provisions and subject to the requirements of Title 7, Chapter 78 of Nevada Revised Statutes, and the acts amendatory thereof, and hereinafter sometimes referred to as the General Corporation Law of the State of Nevada, do hereby adopt and make the following Articles of Incorporation.

                                     ARTICLE I.
                                        NAME

The name of this corporation is Zstar Enterprises, Inc.


                                    ARTICLE II.
                            AGENT FOR SERVICE OF PROCESS

The name of this corporation's initial agent in the State of Nevada for services of process is CSC Services of Nevada, Inc. The address of the agent is 502 East John Street, Carson City, Nevada, 89706.

                                    ARTICLE III.
                                       STOCK

The corporation is authorized to issue only one class of shares of stock, to be known as "common stock." The total number of shares that the corporation is authorized to issue is Thirty Million (30,000,0000), all of which are of a par value of $0.001 each.

                                    ARTICLE IV.
                                     DIRECTORS

The governing board of the corporation shall be styled as a 'Board of Directors," and any member of the Board shall be styled as a "Director."

The number of members constituting the first Board of Directors of the corporation is two(2). The names of post office boxes or street addresses, either residence or business, of said members are as follows:

     Chui Keung Ho       30/F Southorn Centre, 130 Hennessy Road, Wan Chai, Hong
                         Kong

     Roberto Chu         Prolong Leticia, 941 Dept 202, Peru

The number of Directors of the corporation may be increased or decreased in the manner provided in the Bylaws of the corporation; provided, that the number of directors shall never be less than one. In the interim between elections of directors by stockholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors by the stockholders entitled to vote which are not filled by said stockholders, may be filled by the remaining directors, though less than a quorum.

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                                     ARTICLE V.
                          LIMITATION OF DIRECTOR LIABILITY

The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permissible under the General Corporation Law of the State of Nevada, as the same may be amended and supplemented.

                                     ARTICLE VI
                                  INDEMNIFICATION

The corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented (the "Law"), indemnify any and all persons whom it shall have power to indemnify under the Law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by the Law. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                                    ARTICLE VII.
                                    INCORPORATOR

The name of post office box or street address, either residence or business of the incorporator signing these Articles of Incorporation are as follows:


     Kellie E. Davidson       c/o Jones, Day, Reavis & Pogue
                              555 West 5th Street, Suite 4600
                              Los Angeles, Ca., 90013



IN WITNESS WHEREOF, I do hereby execute these Articles of Incorporation on June 16, 1998.



/s/ Kellie E. Davidson
------------------------------------------
Kellie E. Davidson, Incorporator